                                                                    EXHIBIT 11.1

                                   REMEC, Inc.
                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                                                        Three months ended
                                                                  -------------------------------
                                                                  May 5, 1996      April 30, 1995
                                                                  -----------      --------------
Net income per common share:

         Net income                                               $  679,164         $  433,255

Weighted average shares outstanding:

         Common stock                                              7,759,021          4,402,115

         Effect of common stock equivalents                           68,450

         Adjustments to reflect requirements of the
           Securities and Exchange Commission
           (Effect of SAB 83)                                                            44,000

         Effect of assumed conversion of preferred shares
           from date of issuance                                                      1,077,909
                                                                  ----------         ----------

                                                                   7,827,471          5,524,023
                                                                  ----------         ----------

Net income per common share                                       $     0.09         $     0.08
                                                                  ==========         ==========


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